United States securities and exchange commission logo





                     May 15, 2024

       Michael R. Cole
       Chief Financial Officer
       UFP Industries, Inc
       2801 East Beltline, N.E.
       Grand Rapids, Michigan 49525

                                                        Re: UFP Industries, Inc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 28,
2024
                                                            File No. 000-22684

       Dear Michael R. Cole:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing